Exhibit 5.1

1313 North Market Street P.O. Box 951 Wilmington, DE 19899-0951 302 984 6000 www.potteranderson.com

August 14, 2025

Republic Airways Holdings, Inc.

8900 Purdue Road, Suite 300

Indianapolis, IN 46268

Re:	Registration Statement on Form S-4 / Form S-1 (File No. 333-288622)

Ladies and Gentlemen:

We have acted as special Delaware counsel to Republic Airways Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed merger (the “Merger”) of the Corporation with and into Mesa Air Group, Inc., a corporation presently organized under the laws of the State of Nevada (“Mesa”). Pursuant to and in accordance with the terms and conditions of the Agreement, Plan of Conversion and Plan of Merger dated as of April 4, 2025, by and between the Corporation and Mesa (as amended pursuant to that certain Amendment No. 1 to Agreement, Plan of Conversion and Plan of Merger dated as of July 10, 2025, by and between the Corporation and Mesa, the “Merger Agreement”), prior to the consummation of the Merger, pursuant to the Plan of Conversion set forth therein, Mesa will convert into a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”) and Sections 92A.105 and 92A.205 of the Nevada Revised Statutes. The Merger Agreement also provides that, pursuant to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.001 of the Corporation, issued and outstanding prior to the effective time of the Merger (other than Cancelled Shares and Dissenting Shares, as such terms are defined in the Merger Agreement), will be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share, of Mesa (“Mesa Common Stock”) equal to the Exchange Ratio (as such term is defined in the Merger Agreement and as may be adjusted from time to time pursuant to the terms of the Merger Agreement) (such shares of Mesa, the “Merger Consideration Shares”). In addition, the Merger Agreement also contemplates that, upon the terms and conditions of the Merger Agreement and pursuant to the terms of the Three Party Agreement dated as of April 4, 2025, by and between Mesa, Mesa Shareholder Representative LLC, United Airlines, Inc., Mesa Airlines, Inc., and the Corporation (the “Three Party Agreement”), and the Escrow Agreement dated as of April 4, 2025, by and between Mesa, Mesa Shareholder Representative LLC, United Airlines, Inc., and Computershare Trust Company, National Association (the “Escrow Agreement”), immediately following the effective time of the Merger, Mesa will issue and deliver a number of validly issued, fully paid and nonassessable shares of Mesa Common Stock equal to six percent (6%) of the total number of shares of Mesa Common Stock issued and outstanding immediately following the effective time of the Merger (such shares, the “Escrow Shares” and together with the Merger Consideration Shares, the “Shares”) to the Escrow Agent (as such term is defined in the Escrow Agreement). We are attorneys duly qualified to practice law in the State of Delaware. We have been asked by the Corporation to provide you with our opinion with respect to certain matters of Delaware law.

Mesa proposes to change its jurisdiction of incorporation by converting into a corporation incorporated under the laws of the State of Delaware pursuant to Section 265 of the DGCL and Sections 92A.105 and 92A.205 of the Nevada Revised Statutes (the “Conversion”). We understand that the Conversion is subject, among other things, to approval by the Mesa shareholders. The converted entity following the Conversion will be named “Mesa Air Group, Inc.” immediately upon the effective time of the Conversion, and effective upon the effective time of the Merger, the certificate of incorporation of Mesa will be amended to change the name of such corporation to “Republic Airways Holdings Inc.”

This opinion is being rendered at the request of the Corporation in connection with the above-referenced Registration Statement (together with all amendments thereto as of the date hereof, the “Registration Statement”) filed by Mesa with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares, as and to the extent expressly set forth herein.

In connection with the opinions set forth herein, we have reviewed the following documents:

1. The Registration Statement and the exhibits thereto;

2. An unexecuted copy of the certificate of conversion proposed for filing with the Secretary of State of the State of Delaware pursuant to Section 265 of the DGCL (the “Certificate of Conversion”);

3. An unexecuted copy of the certificate of incorporation of Mesa, as the converted corporation, proposed for filing with the Secretary of State of the State of Delaware in accordance with Sections 103 and 265 of the DGCL (the “Delaware Certificate of Incorporation”);

4. An unexecuted copy of the bylaws of Mesa, as the converted corporation (the “Bylaws”);

5. The Merger Agreement;

6. The Three Party Agreement; and

7. The Escrow Agreement.

For purposes of the opinions set forth herein, we have not reviewed any documents other than the documents listed in (1) through (7) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (1) through (7) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions set forth herein.

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein, and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

Based upon the foregoing and subject to the assumptions, qualifications, exceptions, and limitations set forth herein, we are of the opinion that, upon the filing and effectiveness of the Certificate of Conversion and the Delaware Certificate of Incorporation and the filing and effectiveness of the Merger pursuant to a certificate of merger, in each case duly executed and filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized, and when the Shares have been issued and delivered in accordance with the terms of the Merger Agreement, and upon either (i) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Shares or (ii) the book entry of the Shares by the transfer agent for the Shares, the Shares will be validly issued, fully paid and nonassessable. We express no opinion as to any matter other than as expressly set in the immediately preceding sentence, and no opinion, other than the opinions set forth in the immediately preceding sentence, may be inferred or implied herefrom.

The foregoing opinions are subject to the following assumptions, qualifications, exceptions, and limitations:

a. We have assumed that all parties to all of the documents reviewed by us are, and at all times relevant for purposes of rendering this opinion were, duly organized, validly existing, and in good standing under the laws of their respective jurisdiction of incorporation or formation and have, and at all times relevant for purposes of rendering this opinion had, the full power, authority, and legal right to effect the transactions contemplated by the documents reviewed by us, including the Conversion, the Merger and the issuance of the Escrow Shares.

b. We have assumed that, at all times relevant for purposes of rendering this opinion, the laws of the State of Nevada authorize and permit the Conversion and that the Conversion has been duly effected in accordance with the laws of the States of Nevada and Delaware. Likewise, we have assumed that the transactions contemplated by the Merger Agreement, including the Conversion, the Merger and the issuance of the Escrow Shares, will be consummated in accordance with the terms of the Merger Agreement pertaining thereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law.

c. We have assumed that, prior to the effective time of the Conversion, (i) the shareholders of Mesa will have duly approved the Conversion and the Merger in compliance with the applicable laws of the State of Nevada and Mesa’s organizational documents, (ii) the Conversion, the Merger and the issuance of the Escrow Shares will be duly authorized by Mesa, (iii) that all other necessary action will have been taken under the applicable laws of the State of Nevada to authorize and permit the Conversion, the Merger and the issuance of the Escrow Shares, (iv) authorizations from applicable Nevada governmental and regulatory authorities required to authorize and permit the Conversion will have been obtained (if any), and (v) the shareholders of Republic will have duly approved the adoption of the Merger Agreement in compliance with Delaware law.

d. We have assumed that, prior to the effective time of the Conversion, the Registration Statement, as finally amended, will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has or will have been issued and no proceedings with respect thereto have been commenced or threatened.

e. We have assumed that (i) the current drafts of the Certificate of Conversion and the Delaware Certificate of Incorporation, in the forms thereof submitted for our review, without alteration or amendment (other than filling in the appropriate date(s) and the insertion of the complete and accurate name and mailing address of the sole incorporator of the Corporation in Article XIII of the Delaware Certificate of Incorporation, which we have assumed will be completed prior to the filing of such documents with the Secretary of State of the State of Delaware) will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware in accordance with Sections 103 and 265 of the DGCL, (ii) a certificate of merger to effect the Merger will be duly authorized and executed and thereafter will be duly filed with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 of the DGCL, (iii) no other certificate or document has been, or prior to the filing of the Certificate of Conversion and the Delaware Certificate of Incorporation will be, filed by or in respect of Mesa with the Secretary of State of the State of Delaware, (iv) no other certificate or document (including any certificate of amendment to, or amendment and restatement of, the Delaware Certificate of Incorporation), will be, prior to the issuance of the Escrow Shares, filed by or in respect of Mesa with the Secretary of State of the State of Delaware, other than the certificate of merger described in (ii) above, and (v) Mesa will pay all fees or other charges required to be paid in connection with the filing of the Certificate of Conversion, the Delaware Certificate of Incorporation and the above described certificate of merger.

f. We have assumed that the officer and/or incorporator, as applicable, who will execute and deliver the Certificate of Conversion, the Delaware Certificate of Incorporation and the certificate of merger to effect the Merger on behalf of Mesa will have been duly authorized to execute and deliver such documents and cause the same to be filed with the Secretary of State of the State of Delaware.

g. With respect to the issuance of the Escrow Shares, this Opinion is limited to the issuance and delivery of the Escrow Shares to the Escrow Agent pursuant to the terms of the Merger Agreement, the Three Party Agreement and the Escrow Agreement, and we express no opinion with respect to the Escrow Shares from and after their delivery to the Escrow Agent.

h. With respect to the foregoing documents, we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect, except for, only with respect to the Certificate of Conversion and the Delaware Certificate of Incorporation, as provided above.

i. This opinion is limited to the DGCL presently in effect. We have not considered, and we express no opinion on, any other law, including the laws of any other jurisdiction, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities, including any such laws, rules or regulations relating to the sale of the Shares) or the laws of the State of Nevada. In addition, we express no opinion as to the antitrust or securities laws of the State of Delaware and the rules and regulations relating to either thereof.

j. This opinion is limited to (i) the present laws of the State of Delaware, (ii) present judicial interpretations of the present laws of the State of Delaware, and (iii) the facts as they currently exist. We assume no obligation to revise or supplement this opinion if any applicable laws change after the date of this opinion by legislative action, judicial decision, or otherwise, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion is limited to the specific matters set forth herein and is rendered solely for your benefit. Except as stated above, this opinion may not be relied upon by any other person or entity, or be furnished or quoted to any person or entity, without our prior written consent.

Very truly yours,

/s/ Potter Anderson & Corroon LLP